Exhibit 10(v)

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made effective as of June 26, 2017, by and between STEPHEN H. BROLLY (“Executive”) and FIDELITY BANK and FIDELITY SOUTHERN CORPORATION (together the “Company”). Executive and Company are sometimes hereinafter referred to together as the “Parties” and individually as a “Party.”

BACKGROUND:

A.    Executive and Company now mutually desire to provide for Executive’s resignation as Chief Financial Officer (“CFO”) of the Company effective as of the date set forth below and his continued employment as Executive Vice President for Finance (“EVP”) of the Company.

B.     Company and Executive desire to enter into this Agreement to set forth the terms of Executive’s resignation as CFO of the Company and his continued employment as EVP of the Company.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Resignation as CFO; Employment as EVP. The Parties agree that (a) Executive hereby resigns as CFO, and continues his employment as EVP, of the Company effective as of June 26, 2017 (“Effective Date”) and (b) all benefits, privileges and authorities related to Executive’s employment as CFO with Company shall cease as of the Effective Date, except as otherwise specifically set forth in this Agreement. Notwithstanding any statement contained in this Agreement or otherwise, Executive’s employment as EVP of the Company will at all times be “at-will” which means that the employment relationship may be terminated by Executive or by the Company at any time, with or without cause. This Agreement is not intended to be an employment contract, and nothing herein will be deemed to grant Executive any right with respect to continued employment with the Company or any specific compensation not specifically set forth herein.
2.Future Cooperation. Executive agrees that, notwithstanding his resignation as CFO, Executive will continue as EVP and, upon reasonable notice, will make himself available to Company or its designated representatives for the purposes of: (a) providing information regarding the projects and files on which Executive worked as CFO for the purpose of transitioning such projects; and (b) providing information regarding any other matter, file, project and/or client with whom Executive was involved while employed as CFO of the Company.
3.Compensation.
(a)    In consideration for Executive’s agreement to fully release Company from any and all Claims as described below, to continue as EVP, and to perform the other duties and obligations of Executive contained herein and agree to the terms hereof, Company will:
(i)If Executive does not resign as EVP before January 2, 2018, Company shall:

1.continue to pay to Executive his current base salary in accordance with Company’s normal payroll practices (no less frequently than monthly), subject to required tax withholdings and other deductions;

2.pay to Executive any incentive compensation due for 2017 under that certain Incentive Compensation Agreement, effective January 1, 2015, by and between the Parties (the “Incentive Agreement”), if any is awarded, consistent with the terms of such Incentive Agreement;

3.amend Executive’s restricted stock Grant GR-141, which Company previously granted to Executive, to provide that the 8,333 shares of restricted stock, scheduled to vest on January 21, 2018, shall vest and become non-forfeitable as of the close of business on January 1, 2018, and be subject to applicable tax withholdings, notwithstanding any termination of Executive’s employment with Company after January 1, 2018; and

4.amend that certain Salary Continuation Agreement, dated December 23, 2014, by and between Company and Executive (the “SERP”), to provide that Executive will be vested with respect to no less than sixty percent (60%) of his accrued benefit under the SERP, which vested accrued benefit will be paid to Executive in accordance with the terms of such SERP (which, in case of a separation from service before age 65 and other than on death, disability or termination for cause, shall mean 180 equal monthly installments commencing with the later of (i) the 7th month following, May 21, 2018, instead of the date of the Executive’s separation from service, or (ii) the month immediately following the month in which Executive attains age 65).

(ii)If Executive resigns as EVP on or prior to January 1, 2018, he forfeits the payments and benefits described above in Section 3(a)(i); however, if Company elects to terminate Executive’s employment on or prior to January 1, 2018, he will receive the payments and benefits described above in Section 3(a)(i).

(b)    Notwithstanding anything else contained herein to the contrary, no payments shall be made or benefits delivered under this Agreement (other than the payments required to be made by Company pursuant to Section 4 below), nor shall any of the agreements set forth in Section 3(a) above be effective, unless, within thirty (30) days after the Effective Date and again within thirty (30) days after the date the Executive’s employment terminates: (i) Executive has signed and delivered to Company a Release in the form attached hereto as Exhibit A (the “Release”); and (ii) the applicable revocation period under the Release has expired without Executive having elected to revoke the Release. Executive agrees and acknowledges that Executive would not be entitled to any such consideration absent execution of each Release and expiration of the applicable revocation period without Executive having revoked each such Release.
(c)    As a further condition to receipt of the payments and benefits under the agreements set forth in Section 3(a) above, Executive also waives any and all rights to any other amounts payable to him upon the termination of his employment relationship with Company, other than those specifically set forth in this Agreement, including without limitation any severance, notice rights, payments, benefits and other amounts to which Executive may be entitled under the SERP, that certain Executive Continuity Agreement, effective January 1, 2015, by and between Executive, Company and Fidelity Bank, the Incentive Agreement, that certain Split Dollar Life Insurance Agreement, effective [January 1, 2015] by and between Executive and Fidelity Bank or any other stock option, restricted stock or other compensation related agreement (collectively, the “Compensation Agreements”) and the laws of any jurisdiction, and Executive agrees not to pursue or claim any of such payments, benefits or rights.
4.Other Benefits. Nothing in this Agreement or the Release shall:
(a)    alter or reduce any vested, accrued benefits (if any) Executive may be entitled to receive under the Company’s (i) 401(k) plan, and (ii) deferred compensation plan, with respect to which Executive participated prior to the Effective Date;

(b)    affect Executive’s right (if any) to elect and pay for continuation of Executive’s health insurance coverage under Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended;

(c)    affect Executive’s right (if any) to receive (i) any base salary that has accrued through the Effective Date and is unpaid and (ii) any reimbursable expenses that Executive has incurred before the Effective Date but are unpaid (subject to Company’s expense reimbursement policy); or

(d)    affect Executive’s right to continue to receive his base salary and benefits through January 1, 2018, as in effect as of the date hereof, which base salary and benefits will continue through such date, except with respect to any changes in benefits that are applicable generally to the other executives of Company.

5.Confidentiality of Agreement Terms. Except as otherwise expressly provided in this Section 5, Executive agrees that this Agreement and the terms, conditions and amount of consideration set forth in this Agreement are and shall be deemed to be confidential and hereafter shall not be disclosed by Executive to any other person or entity. The only disclosures excepted by this paragraph are (a) as may be required by law; (b) Executive may tell prospective employers the dates of Executive’s employment, positions held, evaluations received, Executive’s duties and responsibilities and salary history with Company; (c) Executive may disclose the terms and conditions of this Agreement to Executive’s attorneys and tax advisers; and (d) Executive may disclose the terms of this Agreement to Executive’s spouse, if any; provided, however, that any spouse, attorney or tax adviser learning about the terms of this Agreement must be informed about this confidentiality provision, and Executive will be responsible for any breaches of this confidentiality provision by his spouse, attorneys or tax advisers to the same extent as if Executive had directly breached this Agreement.
6.Nonsolicitation. Through June 26, 2018, Executive will not, directly or indirectly, individually, or on behalf of any Person other than the Company or a Subsidiary:
(a)solicit any Customers for the purpose of providing services identical to or reasonably substitutable for the Company’s Business;
(b)solicit or induce, or in any manner attempt to solicit or induce, any Person employed by the Company to leave such employment, whether or not such employment is pursuant to a written contract with the Company or any Subsidiary or is at will; or
(c)knowingly or intentionally damage or destroy the goodwill and esteem of the Company, any Subsidiary, the Company’s Business or the Company’s or any Subsidiary’s suppliers, employees, patrons, customers, and others who may at any time have or have had relations with the Company or any Subsidiary.
For purposes of this Section 5, the following terms shall have the meanings specified below:
“Company’s Business” means the business of operating a commercial or retail bank, savings association, mutual thrift, credit union, trust company, securities brokerage or insurance agency.

“Customers” means all Persons that (1) Executive serviced or solicited on behalf of the Company or any Subsidiary, (2) whose dealings with the Company or any Subsidiary were coordinated or supervised, in whole or in part, by Executive, or (3) about whom Executive obtained Confidential Information, in each case during the term of this Agreement or while otherwise employed by the Company.

7.Restrictive Covenants. Executive acknowledges and agrees to be bound by the restrictive covenants set forth in Section 6 above beginning on the Effective Date and ending June 26, 2018. The foregoing non-solicitation provision in Section 6 above supersedes and replaces any other non-solicitation, non-competition, non-interference, and non-disparagement covenants applicable to Executive including, but not limited to, Sections 10, 11, and 12 of the Executive Continuity Agreement dated December 23, 2014. Executive is not restricted to employment nor limited as to place of employment. Notwithstanding any other provision of this Agreement, if Executive fails to comply with, or otherwise breaches any of the restrictive covenants set forth in Section 6, Executive will forfeit the right to receive any further amounts or benefits under this Agreement and any of the agreements set forth in Section 3(a) above and Executive agrees to return to the Company any amounts Executive previously received under the Agreement and any such agreements within thirty (30) days after Executive breaches, or fails to comply with, such terms. In the event that the Company reasonably concludes that Executive has breached the terms of this Agreement, then the Company shall provide him with written notice of such breach and a thirty (30) day period to cure before terminating the benefits under this Agreement and/or demanding the return of the amounts previously received under this Agreement.

8.Reasonableness of Restrictions. Executive agrees that the restrictive covenants set forth in Section 6 above are of the essence of their respective agreements; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Company, and that irreparable loss and damage will be suffered by the Company should Executive breach any of such covenants. Therefore, through [June 26, 2018], if Executive violates any such restrictive covenants set forth in Section 6, then notwithstanding any other provision in this Agreement to the contrary, Executive agrees and consents that the Company shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of such covenants. The Company and Executive agree that all remedies hereunder shall be cumulative. If any term of Section 6 above shall be held to be illegal or invalid by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. If any court of competent jurisdiction shall determine that the restrictions set forth in any provision of any such restrictive covenants or the application thereof are unenforceable in whole or in part because of the time of such restriction or provision, the parties hereto agree that such court in making such determination shall have the power to modify the time of such restriction or provision to the extent necessary to make it enforceable, and that the restriction or provision in its modified form shall be valid and enforceable to the full extent permitted by law.
9.Construction of Agreement and Venue for Disputes. This Agreement shall be deemed to have been jointly drafted by the Parties and shall not be construed against either Party. This Agreement shall be governed by the law of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Agreement or Executive’s employment with Company must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Fulton County, Georgia. Notwithstanding the pendency of any proceeding, either Party shall be entitled to injunctive relief in a state or federal court located in Fulton County, Georgia upon a showing of irreparable injury. The Parties consent to personal jurisdiction and venue solely within these forums and solely in Fulton County, Georgia and waive all otherwise possible objections thereto. The prevailing Party shall be entitled to recover its costs and attorneys fees from the non-prevailing Party in any such proceeding no later than ninety (90) days following the settlement or final resolution of any such proceeding. The existence of any claim or cause of action by Executive against Company or Company’s subsidiaries or affiliates, including any dispute relating to the termination of Executive’s employment as CFO or under this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.
10.Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.
11.No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of any Party hereto or any Party hereby released other than the statements and representations contained in writing in this Agreement (including all Exhibits hereto).
12.Entire Agreement. This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the Parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both Parties hereto. No waiver by either Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.
13.Further Assurance. Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.
14.No Assignment. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.
15.Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement as of the 26th day of June 2017.

“Executive”

/s/Stephen H. Brolly
Stephen H. Brolly

“Company”

FIDELITY SOUTHERN CORPORATION

By: /s/James B. Miller
James B. Miller, Jr. Chairman

FIDELITY BANK

By: /s/H.Palmer Proctor, Jr.
H. Palmer Proctor, Jr.
President & Chief Executive Officer

EXHIBIT A
Form of Release

RELEASE

In consideration for the undertakings and promises set forth in that certain Agreement, dated as of June 26, 2017 (the “Agreement”), between STEPHEN H. BROLLY (“Executive”) and FIDELITY BANK AND FIDELITY SOUTHERN CORPORATION (together the “Company”), Executive (on behalf of himself and his heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless Company and its subsidiaries and affiliates and their respective officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Releasees at the time Executive executes this Agreement, whether presently known or unknown to Executive, including, without limitation, any and all claims listed below, other than any such claims Executive has or might have under the Agreement:

(a)    arising from Executive’s employment, pay, bonuses, vacation or any other Executive benefits, and other terms and conditions of employment or employment practices of Company;

(b)    arising out of or relating to the [resignation of Executive as Chief Financial Officer of Company] [termination of Executive’s employment with Company] or the surrounding circumstances thereof;

(c)    based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, Executive Order 11246, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act of 1963, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, COBRA (as any of these laws may have been amended), the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Worker Adjustment Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974 or any other similar labor, employment or anti-discrimination law under state, federal or local law;

(d)    based on any contract, tort, whistleblower, personal injury wrongful discharge theory or other common law theory; or

(e)    arising under any other written or oral agreements between Executive and Company or any of Company’s subsidiaries (other than the Agreement).

Executive covenants not to sue or initiate any claims against any of the Releasees on account of any Released Claim or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.

By signing this Release, Executive certifies that:

(a)    Executive has carefully read and fully understands the provisions of this Release;

(b)    Executive was advised by Company in writing, via this Release, to consult with an attorney before signing this Release;

(c)    Executive understands that any discussions he may have had with counsel for Company regarding his employment or this Release does not constitute legal advice to him and that he has retained his own independent counsel to render such advice;

(d)    Executive understands that this Agreement FOREVER RELEASES Company and all other Releasees from any legal action arising prior to the date of execution of this Agreement;

(e)    In signing this Agreement, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE OR THE AGREEMENT by Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise;

(f)    Company hereby allows Executive no less than twenty-one (21) days from its initial presentation to Executive to consider this Release before signing it, should Executive so desire; and

(g)    Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

Executive may revoke this Release within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by July 3, 2017 of Company at the offices of Company at 3490 Piedmont Rd NE, Suite 1550, Atlanta, GA, 30305. Revocation can be made by hand delivery or facsimile before the expiration of this seven (7) day period.

[Signature Page Follows]
IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”

Stephen H. Brolly

Dated: ______________, 2017